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                     November 29, 2022

       Christopher Bradley
       Chief Financial Officer
       AF Acquisition Corp.
       139 North County Road
       Floor 2, Suite 35
       Palm Beach, FL 33480

                                                        Re: AF Acquisition
Corp.
                                                            Preliminary Proxy
Statement on Schedule 14A
                                                            Filed November 10,
2022
                                                            File No. 001-40248

       Dear Christopher Bradley:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Real Estate & Construction
       cc:                                              Jessica Yuan, Esq.